Filed pursuant to Rule 424(b)(3)

File No. 333-256560

MassMutual AccessSM Pine Point Fund
(the “Fund”)

Class 1 Shares

Class 2 Shares

Class 3 Shares

Supplement dated July 18 2022 to the
Prospectus dated December 30, 2021

This supplement provides new and additional information beyond that contained in the Prospectus. It should be retained and read in conjunction with the Prospectus.

The last sentence of the sixth paragraph on the cover page is deleted and replaced with the following:

The Fund and the Predecessor Fund share the same Barings portfolio managers, with the exception of Richard Spencer, CFA, who is no longer a portfolio manager of the Fund.

The last sentence of the third paragraph under the heading “The Fund” on page 1 in the section titled “Summary” is deleted and replaced with the following:

The Fund and the Predecessor Fund share the same Barings portfolio managers, with the exception of Richard Spencer, CFA, who is no longer a portfolio manager of the Fund.

The information for Richard Spencer, CFA found on page 56 under the heading “Portfolio Management Team” in the section titled “Management of the Fund” is hereby removed.

The following information replaces similar information found on page 56 under the heading “Portfolio Management Team” in the section titled “Management of the Fund”:

Mina Pacheco Nazemi

Mina Pacheco Nazemi is Head of the Barings Diversified Alternative Equity team and serves on both the Barings investment committee and the Barings valuation committee. She is also responsible for originating, underwriting and monitoring primary fund, direct/co-investments, and secondary fund opportunities for private equity and real assets. Mina has worked in the industry since 1998 with experience as a general partner and limited partner in private markets and focused on underwriting direct/co-investment opportunities. Prior to joining Barings in 2017, Mina held several leadership and investment positions including co-founder and partner at Aldea Capital Partners and partner and investment committee member at GCM Grosvenor Customized Fund Investment Group (formerly Credit Suisse CFIG).

Antonio Cruz

Antonio Cruz is part of the Barings Diversified Alternative Equity team and is responsible for portfolio management. Antonio has worked in the industry since 2008 and has experience investing in and managing private equity assets as a direct investor and as a limited partner. Prior to joining Barings in 2021, Antonio was a senior associate and founding member at Diverse Communities Impact Fund (DCIF), where he focused on underwriting impact investments and monitoring back-office functions. Prior to DCIF, he was an associate at Energy Power Partners (EPP), executing direct private equity investments and acting as controller for several portfolio companies within the fund. Prior to EPP, Antonio was an investment analyst at the Credit Suisse Customized Fund Investment Group.

J.R. Keeve

J.R. Keeve is a member of the Barings Diversified Alternative Equity team and is responsible for the underwriting and monitoring of private equity funds and co-investments in North America. J.R. has worked in the industry since 2011. Prior to joining Barings in 2016, he was with Fidus Investment Advisors, where he focused on the analysis, structuring and documentation of direct mezzanine and private equity co-investments. Prior to Fidus, he worked in a mergers and acquisitions advisory role at Edgeview Partners (now Piper Jaffray).

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

Supp1_AccessPP-22-01

Filed pursuant to Rule 424(b)(3)

File No. 333-256560

MassMutual AccessSM Pine Point Fund
(the “Fund”)

Class 1 Shares

Class 2 Shares

Class 3 Shares

Supplement dated July 18, 2022 to the
Statement of Additional Information dated December 30, 2021

This supplement provides new and additional information beyond that contained in the Statement of Additional Information (“SAI”). It should be retained and read in conjunction with the SAI.

The information for Richard Spencer, CFA found on pages 13 and 14 under the headings “Other Accounts Managed by the Portfolio Managers” and “Portfolio Management Team Ownership of Securities in the Fund” in the section titled “Investment Management and Other Services” is hereby removed.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

SAI-AccessPP-22-01